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                                                                   EXHIBIT 10.29


                           [PCsupport.com letterhead]



March 21, 2000


Andrew Smith,
ICE Holdings North America, LLC,
645 Madison Ave, 13th Floor,
New York, NY, 10022

Dear Andrew:

     Re:  New Engagement Letter with Pcsupport.com

     We are pleased that we have renewed our partnership in which you will arrange financing and provide financial advice as we take our company to a full NASDAQ listing. The following terms will capture the spirit of the new financial partnership between PCsupport.com and ICE Holdings and its various affiliates (collectively, "ICE"), with PCsupport.com and ICE being referred to herein as the "Parties":

A.   Prior Agreement

     1. The Engagement Letter entered into by the parties on or about January 11, 2000 and any other prior agreements or understandings between the Parties are rescinded.

     2. The Revolving Credit Agreement, Security Agreement, Secured Revolving Note, and the "A" Warrants, and "B" Warrants, entered into or proposed to be issued pursuant to the Engagement Letter are rescinded.

     3. ICE will remove the security interest it has placed on PCsupport.com's assets.

     4. PCsupport.com will immediately pay $40,000, representing payment in full for all legal fees and personal expenses relating to the previous agreements, and ICE will sign a full release.

B.   Direct Investment by Ice

     1. ICE will arrange for the purchase of 600,000 common shares of PCsupport.com from the treasury of PCsupport.com (the "Treasury"). The price per share will be $2.125. The purchase of these shares will be completed within 15 business days from the date of this
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Agreement. If ICE does not complete this purchase by the required date,
PCsupport.com shall have the right to terminate all of the provisions of paragraphs B through F of this Agreement, without any liability to ICE.

     2.  The commission paid to ICE on this investment will be 7.5%.

     3. The shares will be registered in the registration statement currently in preparation by the Company (which the Company will use its best efforts to file with the SEC by April 15, 2000) for the shares issued in its March 2000 private placements, but will be subject to the same holdback agreements as agreed to by the investors in the institutional round described in paragraph C below.

C.   Institutional Round

     1. ICE will arrange on a best efforts basis for a syndicate of institutional investors, reasonably acceptable to PCsupport.com, to purchase pursuant to Regulation S (the "Institutional Round") between 1,000,000 and 1,500,000 shares of PCsupport.com from Treasury at a price per share based on a 10-15% discount to the average closing price of PCSP shares over the previous 10 trading days ("Institutional Price"). Closing will be within 60-90 days from the date of this Agreement. PCsupport.com reserves the right to refuse this investment if the price per share is less than $ 6.00. ICE's rights and obligations under this paragraph C are subject to due diligence and the signing of agreements by PCsupport.com with either Toshiba or Alta Vista, the requirement for which may be waived by ICE in its sole discretion.

     2. ICE will use its best efforts to arrange for the same or other institutional investors to coincidentally offer to purchase from investors in the private placements which closed in early March, 2000, an additional number of shares representing 50% of the 2,500,000 shares of Pcsupport.com sold in such private placements. Such purchase will be made in consultation with PCsupport.com and its other financial partners.

     3. In the event that the Institutional Round cannot be completed because the proposed institutional investors require holdback agreements with existing PCsupport.com shareholders in a form that cannot be secured, PCsupport.com will not owe to ICE any commissions or warrants with respect to this Institutional Round as described in E1 below.

     4. ICE will earn a fee of 7.5% for arranging the Treasury portion of this financing, to be paid at the closing of the Institutional Round in either cash or common shares of PCsupport.com (valued at the Institutional Price) at ICE's option. PCsupport.com will pay no fee on the purchase from existing investors. There will be no retainer paid. The portion of ICE's legal expenses paid by PCsupport.com for the Institutional Round will be capped at $15,000, will be paid only if the Institutional Round closes, and will be in addition to Regulation S filing fees and expenses incurred and borne by PCsupport.com in connection with this offering.

D.   NASDAQ Listing

     1. ICE will arrange on a best efforts basis a syndicate including at least one of the ten largest, nationally recognized U.S. investment bankers ("Banker"), reasonably acceptable to PCsupport.com, to sponsor PCsupport.com for a listing on the NASDAQ Small Cap or National
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Markets and to arrange a further investment of at least $20,000,000 in
PCsupport.com common shares in a public offering ("NASDAQ Financing") that shall close within 120 days from the date of closing of the Institutional Round and in no event later than October 30, 2000 on terms reasonably acceptable to PCsupport.com. ICE's rights and obligations under this paragraph D are subject to final compliance with the SEC's filing requirements and audited financial statements consistent with PCsupport.com's annual financial statements for its fiscal years ended June 30, 1998 and June 30, 1999. PCsupport.com also acknowledges that ICE's ability to arrange the foregoing financing will be subject to Pcsupport.com having projected revenues for calendar year 2001 that are comparable to those of other similar companies that are being financed for similar amounts. If PCsupport is unable to project the foregoing level of revenues on a timely basis to enable the NASDAQ Financing to close by October 30, 2000, this deadline will be extended until December 31, 2000 (or such later date as the Parties in their sole discretion shall agree to)

     2. ICE will use its best efforts to arrange for institutional investors to offer to purchase from investors in the private placements which closed in early March, 2000, an additional number of shares representing 50 % of the number sold from Treasury in the NASDAQ Financing. Such secondary purchase will be made in consultation with PCsupport.com and its other financial partners.

     3. PCsupport.com will enter into an engagement with the Banker under terms common to such engagements.

     4. ICE will be co-lead on the NASDAQ Financing with the reasonable approval of the Banker.

     5. ICE will earn a fee by participating as a member of the syndicate, and no other fees or retainers will be paid by PCsupport.com to ICE for such engagement.

     6. ICE will have 90 days from the date of this Agreement to obtain a binding best efforts commitment from the Banker on terms reasonably acceptable to PCsupport.com. If ICE does not complete the Institutional Round within 90 days from the date of this Agreement, PCsupport.com may terminate the Agreement, including ICE's rights under this paragraph D.

E.   ICE Warrants

     1. For arranging the Direct Investment, the Institutional Round, and the NASDAQ Listing, PCsupport.com will agree to issue two year warrants to ICE to purchase PCsupport.com common shares ("ICE Warrants") as follows:

          i. 500,000 "A" warrants with an exercise price equal to the Institutional Price.

          ii. 250,000 "B" warrants with an exercise price equal to a 25% discount from the Institutional Price.

          iii. 250,000 "C" warrants with an exercise price equal to a 50% discount from the Institutional Price.
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     2.   Subject to paragraph F.7, the "A", "B". and "C" Warrants will vest and be issued as follows:

          i.   50% on closing of the Institutional Round.

          ii.  50% on signing of a binding engagement letter with the Banker.

     3. The ICE Warrants will be exercisable into registered shares, subject to effectiveness of a registration statement covering these shares, which will be filed with the SEC at the time of the Nasdaq listing.

F.   Other Terms

     1. PCsupport.com will engage ICE as its exclusive investment banker for the period ending on the earlier of June 30, 2000 or the signing of a binding engagement letter with the Banker (the retention of ICE as an investment banker after June 30, 2000 or after completion of the Nasdaq Financing if ICE secures the Banker and serves as a co-lead for the Nasdaq Financing being at the sole discretion of PCsupport.com). ICE agrees to work with PCsupport.com's other financial partners in all aspects of this engagement. Such activities will include:

          a. Advise, negotiate and otherwise assist PCsupport.com regarding strategies for obtaining capital, as well as about possible structure and terms.

          b. Advise, negotiate and otherwise assist PCsupport.com in preparing presentation materials and financial analysis concerning PCsupport.com, as well as advising and making presentations to potential sources of capital and/or financing.

     2. PCsupport.com will pay reasonable out-of-pocket expenses according to PCsupport.com's travel policy. PCsupport.com must give prior approval for any single expense in excess of $1,000.00.

     3. In the event that PCsupport.com enters into one or more transactions with any entity introduced to PCsupport.com by ICE and with whom PCsupport.com has had direct contact pursuant to such introduction during the period when ICE is retained by PCsupport.com or within 12 months after termination of this Agreement, PCsupport.com will pay ICE a fee of 7 /1/2/% of the transaction value, provided that ICE has purchased the 600,000 common shares pursuant to paragraph B.1.

     4. Andrew Smith will be responsible for and will undertake to fulfill this engagement on behalf of ICE.

     5. Each party will pay its own expenses in connection with finalizing this Agreement.

     6.  All dollar amounts stated in this Agreement are expressed in U.S.
dollars.
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     7.  If ICE does not within 90 days from the date of this Agreement present a binding best efforts engagement letter with a Banker that meets all of the conditions of paragraph D, ICE will forfeit all of the A, B and C Warrants described in paragraph E.2(ii), irrespective of whether PCsupport.com ever completes a Nasdaq Financing using another investment banker or otherwise. If ICE does within 90 days from the date of this Agreement present a binding engagement letter with a Banker that meets all of the conditions of paragraph D, PCsupport.com may, in its sole discretion, elect to utilize another nationally recognized investment banker to underwrite the Nasdaq Financing, in which case the A, B and C Warrants described in paragraph E.2(ii) will be deemed earned by ICE, which will not co-lead the Nasdaq Financing.

     Andrew, if you agree with these terms, please counter-sign below where indicated and return to me at your earliest opportunity. This offer is open until Noon EST, Wednesday, March 22, 2000, after which it becomes null and void. Upon your acceptance of this Agreement in compliance with its terms, the date of this Agreement shall be deemed to be March 21, 2000.


                                        Sincerely,

                                        PCsupport.com, Inc.

                                        /s/ Michael G. McLean
                                        ----------------------------------------

                                        Michael G. McLean
                                        President and Chief Executive Officer

Agreed:


/s/ Andrew P. Smith
-----------------------------------
Andrew P. Smith